Exhibit 99.1

  Redhook Announces 4th Quarter Results and the Formation of a Joint Sales and Marketing Organization with Widmer Brothers Brewing Company

   SEATTLE--(BUSINESS WIRE)--Feb. 3, 2004--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) has reached an agreement in principle with Widmer Brothers Brewing Company, headquartered in Portland, Oregon, to form a joint sales and marketing organization that will serve both companies' operations in the Western United States. In addition to achieving certain synergies, this new organization will capitalize on both companies' sales and marketing skills and complementary product portfolios. Significant negotiations remain before the agreement can be finalized. In addition, the agreement will require the approval of both companies' board of directors as well as that of various regulatory agencies. President and CEO Paul Shipman commented, "We have developed a great relationship with our friends at Widmer who share our enthusiasm for the craft brewing industry. We both believe that the combination of our two complementary brand portfolios, led by one focused sales and marketing organization, will not only deliver financial benefits, but will also deliver greater impact at the point of sale." Unaffected by this new relationship is Redhook's operations in the Eastern United States. Redhook's brewery in Portsmouth, New Hampshire will continue to brew and sell Redhook products in the eastern markets of the U.S. In addition, Redhook will continue to produce and sell Widmer's Hefeweizen in the Eastern United States under the existing licensing arrangement.
   Redhook also announced sales of $10,099,000 and shipments of 54,600 barrels in the fourth quarter of 2003. As compared to sales of $9,880,000 and shipments of 54,300 barrels in the 2002 fourth quarter, sales and shipments in the 2003 fourth quarter increased 2.2% and 0.6%, respectively. Average revenue per barrel also improved modestly, due to strength in pricing as well as sales increases at both of the Company's retail operations.
   Gross profit declined $308,000 to $1,858,000 in the 2003 fourth quarter from $2,166,000 in the 2002 fourth quarter. The 2003 fourth quarter gross profit margin also declined to 20.0% of net sales from 23.9% for the comparable 2002 quarter. The Company reported a net loss for the 2003 fourth quarter of $881,000, or $0.14 loss per share, compared to a 2002 fourth quarter net loss of $3,000, or breakeven earnings per share. The 2003 and 2002 fourth quarters' basic loss per share were computed using weighted average shares outstanding of 6.2 million and 6.4 million, respectively.
   Cost of sales was negatively impacted in 2003 by an increase in some of the Company's direct costs, including raw materials and packaging, as well as an increase in some indirect costs, primarily utilities, freight and production wages, following the expansion of brewing capacity in Redhook's New Hampshire brewery. As a percentage of net sales, cost of sales increased to 80.0% in the 2003 fourth quarter from 76.1% in the comparable 2002 quarter.
   The Company's 2003 fourth quarter operating loss was $825,000. Selling, general and administrative expenses increased $550,000 to $2,683,000 from 2002 fourth quarter expenses of $2,133,000, also increasing as a percentage of net sales to 28.9% from 23.5%, respectively. Significant components continue to be expenditures for the Company's promotion programs as well as salaries for the national sales force. Paul Shipman commented, "The modest sales increase in the fourth quarter did not deliver improved financial results, due in principal to the increase in the sales and marketing expense. We believe these efforts will lay a solid foundation for 2004 and the transition to our joint effort with Widmer."
   For the year ended December 31, 2003, sales were up 3.2% and volume increased 1.3% to $42,213,000 and 228,800 barrels, respectively. Although 2003 gross profit improved $163,000 over 2002 gross profit, it declined as a percentage of net sales, decreasing to 25.9% from 26.3% in 2002. Cost of sales increased on a per barrel basis, impacted by increases in the cost of raw materials, packaging and brewing supplies, as well as higher freight costs driven by fuel surcharges. Selling, general and administrative expenses were higher at $11,689,000 for 2003 versus $10,909,000 for 2002. As a percentage of net sales, selling, general and administrative expenses also increased to 30.2% in 2003 from 29.1% in 2002. Redhook continues to focus on effective sales and marketing programs, supported by the effort and commitment of its wholesalers. Interest expense declined $39,000 in 2003 as compared to 2002 due to lower average interest rates and a declining term loan balance. Other income (expense) - net increased $29,000 in 2003 as compared to 2002, largely attributable to $95,000 in losses recorded on the disposal of fixed assets during the second and third quarters of 2002, partially offset by a decline in interest income in 2003.
   For the year ended December 31, 2003, the Company's effective tax rate was 1.6%. The Company recorded a valuation allowance equal to its estimated deferred tax benefit. The valuation allowance covers certain state and federal net operating tax loss carryforwards that may expire before the Company is able to utilize the tax benefit.
   The Company's cash balance at December 31, 2003 was $6.1 million, reflecting a decline of $884,000 since December 31, 2002. Principal uses of cash included capital expenditures, planned repayments of outstanding debt, and the repurchase of common stock under the Company's stock repurchase program during the first and second quarters of 2003. During 2003, the Company repurchased 101,400 shares of its Common Stock for $231,000, and had capital expenditures totaling $992,000 related primarily to the expansion of fermentation cellars in the Portsmouth, New Hampshire brewery to accommodate the anticipated increase in East Coast volume.
   As compared to shipments in January 2003, shipments in January
2004 decreased slightly. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.

   With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.

   A conference call will be held tomorrow, Wednesday, February 4, 2004, at 8:30 a.m. PST (11:30 a.m. EST). The purpose of the conference call is to discuss this announcement and the results for the Company's fourth quarter ended December 31, 2003. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook - Investor Relations - Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone. To insure phone line availability, please call or email Anne Mueller at 425-483-3232 (x115) or Investor.Relations@Redhook.com to confirm your participation and receive conference call instructions. A replay of the call will also be available both on the Internet and by phone.

   Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through a network of third-party wholesale distributors and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.



                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA

STATEMENTS OF OPERATIONS

                      Three Months Ended            Year Ended
                          December 31,              December 31,
                   ------------------------- -------------------------
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------

Sales  (A)         $10,099,369   $9,879,961  $42,212,771  $40,912,532
Less Excise Taxes      827,939      803,972    3,497,714    3,464,762
                  ------------ ------------ ------------ ------------

Net Sales            9,271,430    9,075,989   38,715,057   37,447,770
Cost of Sales        7,412,980    6,909,701   28,701,946   27,597,345
                  ------------ ------------ ------------ ------------

Gross Profit         1,858,450    2,166,288   10,013,111    9,850,425
Selling, General and
 Administrative      2,683,491    2,133,089   11,689,410   10,909,476
                  ------------ ------------ ------------ ------------

Operating Income
 (Loss)               (825,041)      33,199   (1,676,299)  (1,059,051)
Interest Expense        44,916       57,713      191,404      229,916
Other Income - Net      18,498       21,724       58,891       30,074
                  ------------ ------------ ------------ ------------

Income (Loss) before
 Income Taxes         (851,459)      (2,790)  (1,808,812)  (1,258,893)
Income Tax Expense
 (Benefit)              29,801            -       29,801     (125,610)
                  ------------ ------------ ------------ ------------

Net Income (Loss)    $(881,260)     $(2,790) $(1,838,613) $(1,133,283)
                  ============ ============ ============ ============

Basic Earnings (Loss)
 per Share  (B)         $(0.14)       $0.00       $(0.30)      $(0.18)
                  ============ ============ ============ ============

Diluted Earnings (Loss)
 per Share  (B)         $(0.14)       $0.00       $(0.30)      $(0.18)
                  ============ ============ ============ ============

Barrels Shipped         54,600       54,300      228,800      225,900
                  ============ ============ ============ ============

CONDENSED CASH FLOW DATA
                               Year Ended
                               December 31,
                         -------------------------
                             2003         2002
                         ------------ ------------

Net Income (Loss)        $(1,838,613) $(1,133,283)
Depreciation and
 Amortization              3,024,536    3,092,441
Other                       (399,902)   1,138,952
                         ------------ ------------

Cash Provided by
 Operating Activities        786,021    3,098,110
                         ------------ ------------

Cash Used in Investing
 Activities                 (992,402)    (735,328)
                         ------------ ------------

Cash Used in Financing
 Activities                 (677,621)  (1,719,217)
                         ------------ ------------
    Increase (Decrease)
     in Cash and Cash
     Equivalents           $(884,002)    $643,565
                         ============ ============

CONDENSED BALANCE SHEET DATA

                            Dec. 31,     Dec. 31,
                             2003         2002
                         ------------ ------------

Cash and Cash
 Equivalents              $6,123,349   $7,007,351
Other Current Assets       5,275,779    4,561,212
Fixed Assets, Net         65,699,658   68,360,716
Other                         32,256       52,592
                        ------------ ------------
    Total Assets         $77,131,042  $79,981,871
                        ============ ============

Current Liabilities       $6,888,416   $7,223,011
Long-Term Debt             5,625,000    6,075,000
Deferred Income Taxes        468,798      468,798
Convertible Redeemable
 Preferred Stock          16,232,655   16,188,255
Common Stockholders'
 Equity                   47,916,173   50,026,807
                        ------------ ------------

   Total Liabilities,
    Preferred Stock,
    and Common Stockholders'
    Equity               $77,131,042  $79,981,871
                        ============ ============

(A) Includes retail and other sales of $1,039,000 and $998,000 for the three months ended December 31, 2003 and 2002, respectively; and $4,581,000 and $4,455,000 for the years ended December 31, 2003 and 2002, respectively.

(B) Weighted-average shares outstanding totaled 6.2 million and
6.4 million for the three months ended December 31, 2003 and 2002, respectively; and 6.2 million and 6.7 million for the years ended
December 31, 2003 and 2002, respectively.


    CONTACT: Redhook Ale Brewery, Incorporated
             David Mickelson, 425-483-3232, ext. 201
             OR
             Anne Mueller, 425-483-3232, ext. 115